Exhibit 14

THE OHIO ART COMPANY

STANDARDS OF CONDUCT FOR ALL EMPLOYEES

The Ohio Art Company has enjoyed the respect of its customers, the business community, and the public since the business was established in 1908.  Its reputation is as important today as ever.  The following statement enunciates the high standards or moral, legal, and ethical conduct to which your company subscribes.  These policies, followed with good judgment on the part of all employees, will enhance and protect its reputation.

Observance of Laws

It is the policy of The Ohio Art Company (which includes its subsidiaries) to comply with the laws governing its operations and to conduct its affairs in keeping with good moral, legal, and ethical standards.  The actions of employees on Ohio Art’s behalf must reflect these standards.

Business Ethics

One of Ohio Art’s most valuable assets is its reputation for integrity.  It will hold to the highest standard of integrity in its conduct, advertising, and public communication.  No bribes or kickbacks shall be made, whether to government officials, customers or customer personnel.

Conflict of Interest

No employee or member of his or her family may accept compensation or other benefit from outside the company for transactions involving Ohio Art.

Company Funds, Property, and Records

The establishment of any undisclosed or unrecorded fund or asset is prohibited.

The making of any false, artificial or misleading entry on the company’s books or records is prohibited.

No transaction shall be effected, and no payment shall be made, on behalf of the company with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

International Business

In other countries, Ohio Art will conduct its business in a way that will earn respect and acceptance by the host governments.  It will comply fully with all laws and customs of those countries and will insist on good moral, legal, and ethical standards on the part of their employees and representatives.

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Proprietary Information

Much information developed by Ohio Art is proprietary and intended solely for company purposes.  It is a valuable business asset that is to be protected.  Unauthorized disclosure may destroy its value to the company and give unfair advantage to others.

Implementation

Appropriate employees may be required to certify compliance with this policy on an annual basis.

Violations of the above policies by any employee may result in disciplinary action against such person, including reassignment, demotion or dismissal.

Adopted November 19, 1976

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